EXHIBIT 3.1

JACKSONVILLE BANCORP, INC.

ARTICLES OF AMENDMENT

to the

AMENDED AND RESTATED ARTICLES OF INCORPORATION

DESIGNATING

NONCUMULATIVE, NONVOTING, PERPETUAL PREFERRED STOCK,

SERIES B

JACKSONVILLE BANCORP, INC., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act (the “FBCA”), hereby certifies:

I.

The name of the Corporation is “Jacksonville Bancorp, Inc.”

II.

The Corporation’s Board of Directors, in accordance with the Corporation’s Amended and Restated Articles of Incorporation, as amended (the “Articles”) and bylaws, as amended (the “Bylaws”) and applicable law, including Sections 607.0602 and 607.0621 of the FBCA, has adopted the following resolution on September 25, 2012 for the purpose of designating and establishing a series of shares of $0.01 par value preferred stock of the Corporation designated as “Noncumulative, Nonvoting, Perpetual Preferred Stock, Series B”:

RESOLVED, that pursuant to the Corporation’s Articles and Bylaws and applicable law, a series of preferred stock, par value $0.01 per share, from the Corporation’s authorized shares hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.    Designation. There is created hereby from the Corporation’s authorized, undesignated and unissued shares of Preferred Stock, a series of Preferred Stock designated as the “Noncumulative, Nonvoting, Perpetual Preferred Stock, Series B”, $0.01 par value per share (the “Series B Preferred Stock”).

Section 2.    Number of Shares. The total number of authorized shares of Series B Preferred Stock shall be 10,000 shares, which may from time to time be increased or decreased (but not below the number then outstanding) by the Corporation’s Board of Directors.

Section 3.    Definitions. As used herein, the following terms shall have the meanings specified below:

“Articles” has the meaning set forth in the recitals.

“BHC Act” means the federal Bank Holding Company Act of 1956, as amended, and the Federal Reserve regulations thereunder.

“Board” or “Board of Directors” means the Corporation’s board of directors or, with respect to any action to be taken by such board of directors, any committee of the board of directors duly authorized to take such action.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York or Jacksonville, Florida are authorized or required by law, regulation or executive order to close.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Corporation” has the meaning set forth in the preamble.

“Dividend Payment Date” means June 1 and December 1 of each year.

“Dividend Payment Commencement Date” means June 1, 2013.

“Dividend Period” means the period commencing on and including a Dividend Payment Date (or, with respect to the first Dividend Period, commencing on and including the Issue Date) and ending on and including the day immediately preceding the next succeeding Dividend Payment Date.

“DTC” means The Depository Trust Company.

“FBCA” has the meaning set forth in the preamble.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Holder” means the Person in whose name the shares of the Series B Preferred Stock are registered, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Issue Date” means the first date of issuance of shares of Series B Preferred Stock.

“Junior Stock” means the Common Stock and any other class or series of Corporation capital stock (including Preferred Stock of any other series other than the Series A Preferred Stock) issued in the future, unless the terms of which expressly provide that it ranks senior to, or on a parity with, Series B Preferred Stock as to rights dividend rights and/or as to on liquidation, dissolution or winding up of the Corporation.

“Liquidation Amount” means, initially, $1,000 per share of Series B Preferred Stock (as subsequently adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series B Preferred Stock).

“Liquidation Preference” has the meaning set forth in Section 5(a).

“Nasdaq” means the Nasdaq Global Market or other Nasdaq market in which the Corporation’s Common Stock is then traded.

“Parity Stock” means the Series A Preferred Stock and any class or series of Corporation capital stock (other than the Series B Preferred Stock) authorized in the future, the terms of which expressly provide that such class or series will rank on a parity with Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or noncumulatively).

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Stock” means any and all series of the Corporation’s preferred stock, including the Series B Preferred Stock.

“Record Date” means the 1st calendar day immediately preceding the relevant Dividend Payment Date or such other record date fixed by the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date.

“Record Holder” means, as to any day, the Holder of record of outstanding shares of Series B Preferred Stock as they appear on the stock register of the Corporation or its Transfer Agent at the close of business on such day.

“Reorganization Event” has the meaning set forth in Section 9(b)(iii).

“Series A Preferred Stock” means the Corporation’s Mandatorily Convertible, Noncumulative, Nonvoting, Perpetual Preferred Stock, Series A, $0.01 par value per share, when and as authorized by the Corporation.

“Series B Preferred Stock” has the meaning set forth in Section 1.

“Series B Preferred Stock Certificate” has the meaning set forth in Section 15(a).

“Transfer Agent” means, initially, Registrar and Transfer Company, and any successor transfer agent as provided in Section 14. The Transfer Agent shall also be the registrar for the Series B Preferred Stock.

Section 4.    Dividends.

(a)        Commencing on the Issue Date, Holders of shares of outstanding Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of Corporation funds legally available therefor, noncumulative dividends in arrears at the rate per annum of 10% per share on the Liquidation Amount (equivalent to $100.00 per annum per share), payable semi-annually on each Dividend Payment Date beginning on the Dividend Payment Commencement Date. Dividends will be payable on a Dividend Payment Date to Holders that are Record Holders as of the applicable Record Date with respect to such Dividend Payment Date, but only to the extent a dividend has been declared to be payable on such Dividend Payment Date. If any Dividend Payment Date is not a Business Day, the dividend payable on such date shall be paid on the next succeeding Business Day without adjustment and without interest. Accumulations of dividends on shares of Series B Preferred Stock shall not bear interest. Dividends payable for any period other than a full Dividend Period (based on the number of actual days elapsed during the period) shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months.

(b)        Dividends on the Series B Preferred Stock are not cumulative. To the extent that the Corporation’s Board of Directors does not declare and pay dividends on the Series B Preferred Stock for a Dividend Period on or prior to the related Dividend Payment Date, in full or otherwise, such unpaid dividend shall cease to accrue and shall not be payable. The Corporation shall have no obligation to pay dividends for such Dividend Period after the Dividend Payment Date for such Dividend Period or to pay interest (or any other sum of money in lieu of interest) with respect to such scheduled, but missed dividends, whether or not the Corporation declares dividends on the Series B Preferred Stock for any subsequent Dividend Period.

(c)        So long as any share of Series B Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid upon, or any sum set apart for the payment of dividends upon, the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to this Section 4(c) in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all dividends on all outstanding shares of the Series B Preferred Stock for any Dividend Period have been declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the Holders of shares of Series B Preferred Stock on the applicable Record Date). The foregoing limitation shall not apply to (i) any dividends or distributions of rights or Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (ii) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Issue Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

(d)        When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the Holders thereof on the applicable Record Date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon shares of Series B Preferred Stock and any shares of Parity Stock, all dividends declared on shares of Series B Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as full dividends payable on the Series B Preferred Stock for such Dividend Period and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to the dividends being declared by the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the Holders of shares of Series B Preferred Stock on or prior to such Dividend Payment Date.

(e)        All dividends on shares of Series B Preferred Stock shall be paid solely in cash.

Section 5.    Liquidation Rights.

(a)        Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, each Holder of shares of Series B Preferred Stock shall be entitled to receive for each share of Series B Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital, surplus or other) available for distribution to shareholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock of the Corporation, payment in full in an amount equal to the sum of (i) Liquidation Amount per share of Series B Preferred Stock and (ii) any accrued but unpaid dividends on such share to the extent provided in Section 4 (all such amounts collectively, the “Liquidation Preference”).

(b)        Partial Payment. If any distribution described in Section 5(a) of the Corporation’s assets or the proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series B Preferred Stock and the corresponding amounts payable with respect of any other Corporation capital stock ranking equally with Series B Preferred Stock as to such distribution, Holders of Series B Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions (including, if applicable, dividends on such amount) to which they are entitled.

(c)        Residual Distributions. If the Liquidation Preference has been paid in full to all Holders of Series B Preferred Stock and the corresponding amounts payable with respect of any other Corporation capital stock ranking equally with Series B Preferred Stock as to such distribution has been paid in full, the Holders of the Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation (or the proceeds thereof).

(d)        Merger, Consolidation and Sale of Assets Not a Liquidation. For purposes of this Section 5, a Reorganization Event, including, without limitation, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders of shares of Series B Preferred Stock receive cash, securities or other property for their shares, or the sale, lease, or exchange (for cash, securities or other property) or pledge of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6.    No Sinking Fund, etc. The shares of Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of shares of Series B Preferred Stock will have no right to require the Corporation to redeem or repurchase any shares of Series B Preferred Stock.

Section 7.    Redemption.

(a)        At any time from and after the Issue Date, any outstanding shares of Series B Preferred Stock may be redeemed for cash, in whole or in part, by the Corporation, pursuant to the terms and conditions of this Section 7 and subject to the receipt of all necessary Federal Reserve approvals under the BHC Act or otherwise. In all events, any repurchase or redemption of Series B Preferred Stock shall be subject to the prior approval of the Corporation’s primary federal banking regulator, if required by applicable law or regulation or if such approval is a requirement to the Series B Preferred Stock being classified as Tier 1 capital (or the equivalent) for bank regulatory purposes.

(b)        At least 10 days, but no more than 30 days, prior to the date fixed by the Corporation for redemption (the “Redemption Date”), the Corporation shall send a notice (a “Redemption Notice”) to all holders of Series B Preferred Stock in accordance with Section 11 setting forth (i) the Redemption Date, (ii) the number of shares of Series B Preferred Stock to be redeemed and, if less than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the Redemption Price (as defined below), including a calculation thereof, and (iv) the place at which such holders may obtain payment of the Redemption Price upon surrender of their certificates representing Series B Preferred Stock. If the Corporation does not have sufficient funds legally available to redeem all shares of Series B Preferred Stock, then it shall redeem such shares pro rata from the holders thereof (based upon the portion of the aggregate Redemption Price payable to each holder) to the extent possible, and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available. For purposes of this Section 7, “Redemption Price” means the Liquidation Preference for each share of Series B Preferred Stock at the Redemption Date.

(c)        On or after the Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation or its agent in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person or entity whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event that less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holders of Series B Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificates), including the right to receive dividends thereon, shall cease and terminate with respect to such shares; provided, however, that any accrued but unpaid dividends payable on a Redemption Date that occurs subsequent to the Dividend Record Date for a dividend period will not be paid to the holder entitled to receive the Redemption Price on the Redemption Date, but rather will be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date; provided further, that in the event that shares of Series B Preferred Stock are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series B Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

Section 8.    Status of Repurchased Shares. Shares of Series B Preferred Stock that are repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock undesignated as to series (provided that any such cancelled shares of Series B Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series B Preferred Stock).

Section 9.    Voting Rights.

(a)        General. The Holders of shares of Series B Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by the FBCA, as set forth in Section 9(b) as to matters that would significantly and adversely affect the rights or preferences of the security or other interest. Holders of shares of Series B Preferred Stock will be entitled to one vote for each such share on any matter on which Holders of shares of Series B Preferred Stock are entitled to vote, including any action by written consent.

(b)        Voting Rights as to Particular Matters. So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles, the affirmative vote or consent of the Holders of at least 66 2/3% of the shares of Series B Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)

Authorization of Senior Stock. Any amendment or alteration of the Articles or any articles of amendment thereto to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of Corporation capital stock Corporation ranking senior to the Series B Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii)

Amendment of Series B Preferred Stock. Any amendment, alteration or repeal of any provision of the Articles or these Articles of Amendment thereto (including, unless no vote on such merger, consolidation or other transaction is required by clause (iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of shares of Series B Preferred Stock; or

(iii)

Share Exchanges, Reclassifications, Mergers and Consolidations. Any “Reorganization Event,” which means, without limitation, a binding statutory share exchange or reclassification involving the shares of Series B Preferred Stock, or a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series B Preferred Stock remain outstanding or, in the case of any such merger, consolidation or statutory share exchange with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of shares of Series B Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, any changes described in Sections 9(b)(i) or (ii) in connection with or as a result of a Reorganization Event or other event described in Section 9(b)(iii) shall require the vote of the Holders of the Series B Preferred Stock;

provided further, however, that for all purposes of this Section 9(b), the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the Holders of outstanding shares of the Series B Preferred Stock.

(c)        Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders of Series B Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Corporation’s Articles, the Corporation’s Bylaws and applicable law and the rules of Nasdaq or any national securities exchange or other trading facility, if any, on which Series B Preferred Stock is listed or traded at the time.

Section 10.    Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Record Holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 11.    Notices. All notices or communications in respect of Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person, by overnight courier, or by first class mail, postage prepaid, or if given in such other manner as may be permitted in these Articles of Amendment, in the Articles or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Series B Preferred Stock are issued in book-entry form through DTC or any similar facility, such notices may be given to the Holders of Series B Preferred Stock in any manner permitted by or customarily used by such facility and its participants.

Section 12.    No Preemptive Rights; No Redemption Rights. No share of Series B Preferred Stock shall have any preemptive rights whatsoever under the Articles and these Articles of Amendment as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted. No holder of shares of Series B Preferred Stock shall have at any time the right to put such shares of Series B Preferred Stock to the Corporation or to have the Corporation redeem any shares of Series B Preferred Stock.

Section 13.    Replacement Stock Certificates. If any of the Series B Preferred Stock Certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series B Preferred Stock Certificate, or in lieu of and substitution for the Series B Preferred Stock Certificate lost, stolen or destroyed, a new Series B Preferred Stock Certificate of like tenor and representing an equivalent amount of shares of Series B Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Preferred Stock Certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

Section 14.    Transfer Agent, Registrar, and Dividend Paying Agent. The duly appointed transfer agent, registrar, and dividend paying agent for shares of Series B Preferred Stock shall be the Transfer Agent. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent, registrar, and dividend paying agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders of shares of Series B Preferred Stock. Notwithstanding the foregoing, the Corporation may serve as transfer agent, registrar, and dividend paying agent.

Section 15.    Form.

(a) The Series B Preferred Stock shall be issued in the form of one or more definitive shares in fully registered form in substantially the form attached hereto as Exhibit A (each, a “Series B Preferred Stock Certificate”), which is hereby incorporated in and expressly made a part of these Articles of Amendment. Each Series B Preferred Stock Certificate shall reflect the number of shares of Series B Preferred Stock represented thereby, and may have notations, legends or endorsements required by applicable law, applicable Nasdaq or other securities exchange or DTC rules and arrangements, agreements to which the Corporation is subject, if any, (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). Each Series B Preferred Stock Certificate shall be registered in the name or names of the Person or Persons specified by the Corporation in a written instrument to the Transfer Agent.

(b)        Two duly authorized officers of the Corporation shall sign each Series B Preferred Stock Certificate for the Corporation, in accordance with the Corporation’s Bylaws and applicable law, by manual or facsimile signature. If an officer whose signature is on a Series B Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series B Preferred Stock Certificate, the Series B Preferred Stock Certificate shall be valid nevertheless. A Series B Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Series B Preferred Stock Certificate. Each Series B Preferred Stock Certificate shall be dated the date of its countersignature.

Section 16.    Stock Transfer and Stamp Taxes. The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any initial issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

Section 17.    Other Rights. The shares of Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein, or in the Articles or as provided by applicable law.

III.

These Articles of Amendment were duly adopted by the Board of Directors on September 25, 2012 and shareholder action was not required.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Corporation has authorized and caused these Articles of Amendment to be signed by its President and Chief Executive Officer as of September 27, 2012.

JACKSONVILLE BANCORP, INC.

By:	/s/ Stephen C. Green
Name: Stephen C. Green
Title: President and Chief Executive Officer

Exhibit A

Number	Shares
PB [ ]	[Number of Shares	]

JACKSONVILLE BANCORP, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA

THIS CERTIFIES THAT	NAME

is the owner of	[NUMBER OF SHARES]

FULLY PAID AND NON-ASSESSABLE SHARES OF NONCUMULATIVE, NONVOTING, PERPETUAL

PREFERRED STOCK, SERIES B, $0.01 PAR VALUE OF

JACKSONVILLE BANCORP, INC.,

transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be subject to all of the provisions of the Articles of Incorporation, as amended, and By-laws of the Corporation as now or hereafter amended to all of which the holder hereof by acceptance hereby assents.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

PRESIDENT & CHIEF EXECUTIVE OFFICER	CORPORATE SECRETARY

[CORPORATE SEAL]

JACKSONVILLE BANCORP, INC.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER OF THE CORPORATION WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF OF THE CORPORATION AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. SUCH REQUEST SHOULD BE ADDRESSED TO THE CORPORATION OR THE TRANSFER AGENT.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A STOCK PURCHASE AGREEMENT, EFFECTIVE AS OF THE EFFECTIVENESS DATE THEREOF, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AT THE CORPORATION’S PRINCIPAL EXECUTIVE OFFICES.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
(Cust) (Minor)
under Uniform Gifts to Minors Act
(State)

TEN ENT - as tenants by the entireties

JT TEN - as joint tenants with right of survivorship

and not as tenants in common

Additional abbreviations may also be used though not in the above list.

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE
For value received, do hereby sell, assign and transfer unto

                                                                                                                                                                                                          Shares of the Noncumulative, Nonvoting, Perpetual Preferred Stock, Series B, represented by the within Certificate, and do hereby irrevocably constitute and appoint

                                                                                                                                                                                                          Attorney to transfer the Shares on the books of the within-named Corporation with full power of substitution in the premises.

Dated:	THE SIGNATURE(S) SHOULD BE
GUARANTEED BY
AN “ELIGIBLE GUARANTOR INSTITUTION”
WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM
PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE
SECURITIES EXCHANGE ACT OF 1934, AS
AMENDED.
Notice: The signature(s) to this assignment must correspond with the name(s) as written upon the face of the certificate, in every particular, without alternation or enlargement, or any change whatever.	SIGNATURE GUARANTEED BY: